Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical Inc. and Subsidiaries (the “Company”) on Form S-3 (Registration No. 333-266135, 333-259923, 333-228437, 333-160710, 333-148601 and 333-135872) and Form S-8 (Registration No. 333-266892, 333-238889, 333-237229, 333-227365, 333-204653, 333-196752, 333-189586, 333-182043, 333-176524, 333-169003, 333-160135, 333-153046 and 333-146817) of our report dated March 30, 2023 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp
Chicago, IL
March 30, 2023